M.D.C. HOLDINGS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                                        December 31,
                        --------------------------------------------------------------------------------------------------------
                          2000            1999            1998            1997            1996            1995            1994

Earnings                $231,096         $181,602        $118,989        $69,246         $63,687         $65,313         $69,856
Fixed Charges           $ 29,906         $ 24,223        $ 23,478        $27,165         $31,461         $36,401         $38,671

Earnings to Fixed          $7.73            $7.50           $5.07          $2.55           $2.02           $1.79           $1.81
Charges

Earnings:

Pretax Earnings from     203,201          148,453          83,852         39,327          32,754          26,651          30,982
Continuing Operations
Add:
Fixed Charges             29,906           24,223          23,478         27,165          31,461          36,401          38,671
  Less capitalized
  interest               (24,367)         (21,261)        (22,525)       (25,607)        (26,523)        (26,136)        (26,345)
  Add amortization
  of previously
  capitalized interest    22,356           30,187          34,184         28,361          25,995          28,397          26,548

Total Earnings           231,096          181,602         118,989         69,246          63,687          65,313          69,856


Fixed Charges:

Homebuilding and
corporate interest
expense                        0                0               0            761           3,773           7,773           9,454

Interest component
of rent expense            2,177            1,615               0              0               0               0               0

Amortization and
expensing of debt
expenses                   3,362            1,347             953            797           1,165           2,492           2,872


Capitalized interest      24,367           21,261          22,525         25,607          26,523          26,136          26,345

Total Fixed Charges       29,906           24,223          23,478         27,165          31,461          36,401          38,671

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